Exhibit 99.1

NEWS BULLETIN	RE:	Crdentia Corp. 5001 LBJ Freeway, Suite 850 Dallas, TX 75244 OTCBB: CRDT
FROM:

For Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
James D. Durham	Lasse Glassen
Chairman and CEO	310-854-8313
972-850-0780	lglassen@frbir.com

FOR IMMEDIATE RELEASE

February 14, 2007

CRDENTIA COMPLETES NEW $10 MILLION WORKING CAPITAL

FACILITY WITH SYSTRAN FINANCIAL SERVICES

DALLAS — February 14, 2007 — Crdentia Corp. (OTCBB: CRDT.OB), a leading U.S. provider of healthcare staffing services, announced today that it had successfully closed a new $10 million receivables-based working capital facility with Systran Financial Services Corporation, a subsidiary of Textron Financial Corporation.

The working capital facility with Systran Financial replaces all of Crdentia’s obligations with Bridge HealthCare Finance, LLC, at a significantly lower cost and on substantially more favorable terms.  Proceeds from the Systran Financial funding were used to repay a $3.2 million revolving credit facility and a $692,000 term loan, both owed to Bridge.  Proceeds were also used to pay nearly $500,000 of penalties for early withdrawal from the Bridge agreement.

“We are delighted that we have been able to significantly improve our terms through this funding with a lender of the quality of Systran Financial and Textron.  The significantly reduced costs will allow us to increase stockholder value.  We are delighted that we have completed such a terrific funding arrangement with Systran and Textron that greatly improves our situation,” commented Chairman and CEO, Jim Durham.

About Crdentia Corp.

Crdentia Corp. is one of the nation’s leading providers of healthcare staffing services.  Crdentia seeks to capitalize on an opportunity that currently exists in the healthcare industry by targeting the critical nursing and allied shortage issue.  There are many small, private companies that are addressing the rapidly expanding needs of the healthcare industry.  Unfortunately, due to their relatively small capitalization, they are unable to maximize their potential, obtain outside capital or expand.  By consolidating well-run small private companies into a larger public entity, Crdentia intends to facilitate access to capital, the acquisition of technology,

Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

providing greater diversity of client services and expanded distribution that, in turn, drive internal growth.  For more information, visit www.crdentia.com.

About Textron Financial Corporation

Textron Financial is a diversified commercial finance company with $10 billion in managed receivables. It has core businesses in Aviation Finance, Asset-Based Lending, Distribution Finance, Golf Finance, Resort Finance, and Structured Capital. Textron Financial also provides financing programs for products manufactured by its parent company, Textron Inc. (NYSE: TXT). Additional information about the company is available at www.textronfinancial.com.

Forward Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties.  Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-KSB, Forms 10-QSB, and other filings with the Securities and Exchange Commission.  Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company’s management team, members of which have other business interests; the ability to successfully implement the Company’s business plan; the ability to continue as a going concern; the ability to fund the Company’s business and acquisition strategy; the growth of the temporary healthcare professional staffing business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the healthcare industry; and the limited public market for the Company’s common stock.  The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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